FOR IMMEDIATE RELEASE

NORDSON ANNOUNCES ADDITIONS TO ITS EXECUTIVE MANAGEMENT TEAM

Three Executive Managers Announce Their Respective Retirements

WESTLAKE, Ohio – September 15, 2005 – Nordson Corporation (Nasdaq: NDSN) today announced changes to its executive management structure for the corporation and its Adhesive Dispensing and Nonwoven Fibers Systems; Advanced Technology Systems; and Coating and Finishing Systems business segments.

Adhesive Dispensing and Nonwoven Fiber Systems
John Keane has been elected a corporate senior vice president and will have worldwide responsibility for the Adhesive Dispensing and Nonwoven Fiber Systems business segment. Keane will assume his new role on October 31, 2005, which is the start of Nordson’s fiscal year, and will report to Edward P. Campbell, chairman and chief executive officer. Keane, who began his career with Nordson in 1992, currently is corporate vice president in charge of the Coating and Finishing Systems segment. Previously, he was vice president of the Packaging and Product Assembly business group. Keane holds a bachelor’s degree in mechanical engineering from the Massachusetts Institute of Technology and attended the Harvard Business School’s advanced management program.

Coating and Finishing Systems
Douglas Bloomfield has been elected a corporate vice president in charge of the Coating and Finishing Systems segment worldwide. Bloomfield will assume his new role on October 31, and report to Edward P. Campbell. In addition to his new responsibilities, Bloomfield will continue to lead the Automotive Systems business, which he has done since March 2000. Bloomfield began his career with Nordson in 1987 and since then has held positions of increasing responsibility within the Automotive Systems Group, including Body Shop Business Group Manager and Automotive Systems Group Manager for the North American Division. Bloomfield holds a bachelor’s degree in business administration from Bowling Green State University and a master’s degree in business administration from Case Western Reserve University’s Weatherhead School of Management.

Advanced Technology Systems
Andy Dunn, corporate vice president in charge of Nordson’s Asymtek, March Plasma and UV Curing Systems businesses, as well as its Life Sciences business, will add Nordson’s corporate development function to his responsibilities. Dunn joined Nordson in 1971, and has served in numerous positions, including vice president of the Automotive Systems Group. He holds a bachelor’s degree in business administration from the University of Cincinnati. He will assume his additional responsibilities beginning October 31 and will continue to report to Edward P. Campbell.

Peter Lambert has been elected a corporate vice president and president of Nordson’s EFD business, which is based in East Providence, Rhode Island. Lambert will assume his new duties on October 31 and report to Edward P. Campbell. Currently, Lambert is vice president of the Packaging and Product Assembly business group. Since joining Nordson in 1993, Lambert’s responsibilities have included serving as managing director of Nordson Australia; overseeing Nordson’s corporate development and information technology functions; and leading the marketing, engineering and operations functions in the Powder Systems business within the Coating and Finishing Systems segment. Lambert holds a bachelor’s degree in engineering science from Dartmouth College, a master’s degree in aeronautical engineering from the Air Force Institute of Technology and a master’s degree in business administration from Case Western Reserve University.

John Byers has been named business unit director for Nordson’s Asymtek business, which is located in Carlsbad, California. Byers’ responsibilities will include overseeing Asymtek’s semiconductor packaging business. He will begin his new position on October 31, and report to Asymtek President Robert Ciardella. Currently, Byers serves as director of corporate development. Since joining Nordson in 1994, Byers’ responsibilities have included serving as engineering manager for the Electronics Systems business, which he was subsequently promoted to lead; managing Asymtek’s worldwide technical support organization and overseeing Nordson’s supply chain management. Byers holds a bachelor’s degree in mechanical engineering from Purdue University and a master’s degree in business administration from Indiana University.

Corporate
Gregory Thaxton will become corporate controller in February 2006. In his new position, Thaxton will be the company’s chief accounting officer in charge of the corporate accounting function and investor relations. He also will be responsible for leading the group controllers across Nordson’s 14 businesses worldwide. Thaxton will report to Peter S. Hellman, president and chief financial and administrative officer. In 1989, Thaxton started his career with Nordson and is currently the group controller for Nordson’s Pacific South Division as well as the Coating and Finishing Systems, Automotive Systems and UV Curing Systems businesses. Thaxton, a certified public accountant, holds a bachelor’s degree in accounting from Miami University and a master’s degree in business administration from Baldwin-Wallace College.

“I am very confident that the individuals placed in these important positions have the ability to contribute positively to Nordson’s growth and continued success,” said Edward P. Campbell, chairman and chief executive officer. “Each of them is a very talented executive and brings valuable experience and skills to their new position.”

Nordson has made these management changes as three of its executives have announced their intention to retire over the next several months. The retiring executives are Donald McLane, corporate senior vice president in charge of Nordson’s Adhesive Dispensing and Nonwoven Fiber Systems businesses; Nicholas Pellecchia, corporate vice president, finance and controller; and Randall Richardson, president of EFD.

“I want to express my appreciation to these executives for the extraordinary contributions they have made to our company,” said Campbell. “We are a stronger and more successful organization because of their many years of dedicated service.”

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

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Contact:	Derrick Johnson, Director, Corporate Communications
Phone:	440.414.5639
E-mail:	djohnson@nordson.com